EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

    Amcor plc has no parent. The following were significant subsidiaries of the Company as of June 30, 2025.

Name	Organized Under The Laws Of
Amcor Packaging Canada Inc	Canada
Amcor Packaging (USA) Inc	United States of America
Amcor Rigid Packaging USA, LLC	United States of America
Amcor Flexibles North America, Inc.	United States of America
Amcor Healthcare Packaging, Inc.	United States of America
Amcor Packaging, Inc.	United States of America
Amcor Wisconsin, LLC	United States of America
Berry Global, Inc.	United States of America